EXHIBIT 23.1

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statement on Form S-8 (Registration No. 333-0000) filed with the Securities and Exchange Commission on February 19, 2003, pertaining to the Keystone Automotive Industries, Inc. Non-Qualified Stock Option Agreements with each of Timothy McQuay, Al Ronco, George Seebart and Keith Thompson, of our report dated May 29, 2002, with respect to the consolidated financial statements and schedule of Keystone Automotive Industries, Inc. included in the Annual Report on Form 10-K for the year ended March 29, 2002, filed with the Securities and Exchange Commission.

/s/ ERNST & YOUNG LLP

Los Angeles, California

February 19, 2003